Exhibit 16.1

Somekh Chaikin

KPMG Millennium Tower

17 Ha’arba’a Street, PO Box 609

Tel Aviv 6100601, Israel

+ 972 3 684 8000

April 8, 2019

Securities and Exchange Commission
100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We were previously principal accountants for On Track Innovations Ltd. and, under the date of March 25, 2019, we reported on the consolidated financial statements of On Track Innovations Ltd. as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018. On April 3, 2019, we were notified of our dismissal. We have read On Track Innovations Ltd.’s statements included under Item 4.01 of its Form 8-K dated April 8, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with On Track Innovations Ltd.’s statement that Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited (“PwC”) was not consulted regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on On Track Innovations Ltd.’s financial statements, and neither a written report was provided to On Track Innovations Ltd. nor was oral advice provided that PwC concluded was an important factor considered by On Track Innovations Ltd. in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event.

Very truly yours,

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Somekh Chaikin, an Israeli partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.